EXHIBIT 4.3

CHEMICAL FINANCIAL CORPORATION

Stock Option Plan
For Option Holders of
Shoreline Financial Corporation

Recitals

          Chemical Financial Corporation ("Chemical") is a party to a certain Agreement and Plan of Merger between Shoreline Financial Corporation ("Shoreline") and Chemical dated as of August 21, 2000 (the " Plan of Merger"), pursuant to which Shoreline will be merged (the "Merger") with and into Chemical.

          Shoreline has previously issued certain stock options under the Shoreline Financial Corporation Stock Incentive Plan of 1996 and the Shoreline Financial Corporation 1989 Stock Option Plan (collectively, the " Shoreline Plans"). Pursuant to the Plan of Merger, each Unexercised Option (as defined in the Plan of Merger) will become an option to purchase that number of shares of Chemical Common Stock, $1 par value ("Chemical Common Stock"), equal to the number of shares of Shoreline Common Stock subject to such Unexercised Option multiplied by the Exchange Ratio provided in the Plan of Merger (the "Exchange Ratio"), rounded to the nearest whole share of Chemical Common Stock.

          Chemical has agreed to honor such Unexercised Options according to their terms, and to register the shares acquired upon their exercise with the Securities and Exchange Commission. Chemical has adopted this Plan for the purpose of fulfilling those obligations.

          1.          Establishment of Plan. Chemical hereby establishes this Stock Option Plan for Option Holders of Shoreline Financial Corporation (the "Plan") for the benefit of persons who were holders of Unexercised Options issued pursuant to the Shoreline Plans and who have had their options converted into options ("Options") to purchase shares of Chemical Common Stock pursuant to the Plan of Merger. The Options will be held pursuant to the terms and conditions set forth herein. This Plan shall be known as the "Chemical Financial Corporation Stock Option Plan for Option Holders of Shoreline Financial Corporation."

          2.          Purpose of the Plan. The purposes of the Plan are to fulfill the conditions of Section 2.10 of the Plan of Merger and to preserve the availability of pooling of interests accounting for the Merger. This Plan shall on all occasions be interpreted, construed and implemented in a manner consistent with those purposes.

          3.          Incorporation of Shoreline Plans by Reference. Each Shoreline Plan is hereby assumed, adopted and incorporated in its entirety herein by reference and shall be deemed continued by Chemical, subject to the following:

                    A.          References to "Shoreline" or "Company" in the Shoreline Plans and option agreements entered into pursuant thereto shall refer to Chemical.

                    B.          The number of shares of Chemical Common Stock subject to this Plan shall be equal to the aggregate number of shares of Chemical Common Stock which would have been received if all holders of Unexercised Options outstanding at the Effective Time of the Merger (as defined in the Plan of Merger) (the "Effective Time") had exercised such options in their entirety immediately prior to the Effective Time.

                    C.          The Compensation Committee of Chemical's Board of Directors shall administer the Plan.

                    D.          Other than as necessary to accomplish the conversion of Unexercised Options under the Shoreline Plans into Options under this Plan, no further Options or other awards shall be granted under this Plan.

          4.          Eligibility. Persons who are or were employees or directors of Shoreline and its affiliates and who hold Unexercised Options issued under either Shoreline Plan at the Effective Time ("Participants") shall be the only recipients of Options under this Plan. No additional Options may be granted under this Plan.

          5.          Conversion of Unexercised Options. Upon consummation of the Merger, existing Unexercised Options under each Shoreline Plan shall automatically become Options to purchase Chemical Common Stock under this Plan and continue under their terms. Each such Unexercised Option shall become, at the Effective Time, an Option to purchase that number of shares of Chemical Common Stock equal to the number of shares of Shoreline Common Stock subject to such Unexercised Option multiplied by the Exchange Ratio (rounded to the nearest whole share). The exercise price per share under the Option shall be equal to the exercise price per share of the Shoreline Common Stock that was purchasable under each Unexercised Option, divided by the Exchange Ratio (rounded to the nearest whole cent).

          6.          Effective Date of Plan. This Plan shall take effect at the Effective Time of the Merger.